CAROLINA
BANK

Dear Phil:

As we discussed, we have decided to clarify the compensation provisions of your employment agreement. Your commissions (i.e. incentive compensation) will be calculated based on the volume of fees by the Mortgage Loan Division of the Bank. The formula for such calculation is a follows:

	Volume of Fees Received Annually	Commissions
1.	Fees received generating an after-tax profit of up to $93,000	None
2.	Fees received generating an after-tax profit from $93,000 to $310,000	A percentage of such fees equal to 25% of such incremental profit
3.	Fees received generating an after-tax profit of more than $310,000	A percentage of such fees equal to 30% of such profit

We have also discussed that the costs of the Mortgage Loan Division as a percentage of the fees received in connection with its activities, the corporate income tax rates and other relevant variables may change from year to year. Although the basic concept of your commission calculation will remain consistent, an annual review of the above formula and possible adjustments to take into consideration these changes will be necessary.

Please sign below to show your agreement to the above changes to your employment agreement.

Carolina Bank

By: ______________________
Robert T. Braswell

Agreed:

____
Phillip Carmac

Date: 11-13-09, 2009

Post Office Box 10209
Greensboro, North Carolina 27404